Exhibit 99.1

GENESCO ANNOUNCES APPOINTMENT OF

INTERIM CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn., Dec. 1, 2020 – Genesco Inc. (NYSE: GCO) today announced that Thomas A. George is joining the company as senior vice president-finance and interim chief financial officer, effective December 14, 2020.  He succeeds Melvin G. Tucker, whose resignation was effective November 27, 2020.

George brings significant leadership experience to the role having served nine years as chief financial officer of global footwear company, Deckers Brands, where, during his tenure, the company doubled its revenue and increased its market capitalization fourfold.  Earlier in his career, he was chief financial officer of Oakley, the global eyewear brand and served in the same capacity at companies in the technology and medical device industries.  George graduated from the University of Southern California with a bachelor of science in business administration and is a Certified Public Accountant.

Mimi E. Vaughn, board chair, president and chief executive officer, commented, “We are extremely excited to welcome Tom to the team.  Tom is a proven leader with more than 40 years of experience including almost three decades as chief financial officer of public and private companies.  His extensive knowledge and financial acumen combined with his understanding of the footwear industry will be tremendous assets as we continue to navigate through the challenges presented by COVID-19 and capitalize on the opportunities that are emerging through the pandemic.”

As previously announced, Vaughn has been temporarily serving as chief financial officer and will continue in that role until George’s appointment becomes effective on December 14, 2020.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca,  and www.dockersshoes.com.  In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi's brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contact

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com